Exhibit No. 10(p)*

SEPARATION AND NON-DISPARAGEMENT AGREEMENT AND GENERAL RELEASE

TO:        Dan Hanrahan

FROM:        Regis Corporation

DATE:        April 17, 2017

Please read this document carefully. You are giving up certain legal claims that you might have against Regis Corporation by signing this Separation and Non-Disparagement Agreement and General Release. You are advised to consult an attorney before signing this Agreement.

This Separation and Non-Disparagement Agreement and General Release (“Agreement”) is between Dan Hanrahan (“you” or “your” or “Employee”) and Regis Corporation (“Regis” or “Company” or “Corporation”) collectively, the “parties”. This Agreement sets out the terms of your separation from Regis. The term “Regis” includes Regis Corporation, Regis Corp., Regis, Inc., and any and all subsidiaries, affiliates, predecessors, successors and/or assigns. Under this Agreement, Regis will provide you with certain benefits as set forth in the Employment Agreement made by and between Regis Corporation, a Minnesota corporation and Daniel Hanrahan as of August 31, 2012, as amended effective January 13, 2015 (the “Employment Agreement”). Under this Agreement, Regis also will provide you with certain benefits in addition to those benefits set forth in the Employment Agreement. Such collective benefits will be provided in exchange for your Agreement to the terms set forth below including, but not limited to, waiving and releasing certain past or present legal claims you may have against Regis. Except as provided and/or modified herein, this Agreement incorporates all terms of the Employment Agreement, including any terms which may not be specifically referenced in this Agreement dated April 17, 2017. The payments and benefits provided to you under this Agreement are in full satisfaction of, and in addition to, the Company’s obligations to you under the Employment Agreement.

TERMS OF AGREEMENT

1.	Termination. Regis has terminated your employment effective April 16, 2017 (“Departure Date”).

2.	Payments Upon Termination.

a.	Whether or not you sign this Agreement, Regis will pay you:

1)	All wages you have earned through and including the Departure Date; and

2)	Your accrued but unused PTO benefit.

By signing this Agreement, you agree that you have already been paid all of these sums, specifically including all of your wages and PTO benefits due to you as a result of your employment and termination of employment with Regis and that no other sums are due to you as a result of your employment and termination of employment with Regis except as set forth below in paragraphs 2.b.1), 2) and 3).

b.    In addition to the payments set forth in 2.a.1) and 2), Regis shall pay you:

1)	Any medical expenses incurred under the ExecMed Program that are incurred on or before the Departure Date, which reimbursements shall be made in the normal course upon timely presentation of claims;

2)
Reimbursement for all necessary business expenses you have incurred through the Departure Date, if any, for which you seek reimbursement. Any such request for reimbursement must be submitted within one month after the Departure Date to comply with Regis’ policies regarding reimbursement requests and be directed to Debbie Mueller, Regis Corp., 7201 Metro Boulevard, Minneapolis, MN 55439. Thereafter, you agree that you will be ineligible for further expense reimbursement from Regis, unless otherwise required by law. Upon submission of your timely request for reimbursement, Regis will reimburse you for all necessary business expenses you incurred pursuant to the Company’s regular business practices; and

3)
All compensation accrued as of the date of your termination under each plan or program of the Corporation in which you may be participating at the time of termination in accordance with the terms of such plan or program, including but not limited to the Executive Retirement Savings Plan, the Regis Individual Secured Retirement Plan, and the Long-Term Incentive plans and equity awards thereunder. This Agreement has no effect on such plans, and the amount to which Employee is entitled under the foregoing is subject to each plan’s terms and conditions. For sake of clarity, “all compensation accrued as of the date of your termination under each plan or program of the corporation” shall specifically include Employee’s contributions and all matching contributions made by Regis to the Executive Retirement Savings Plan and/or the Regis Individual Secured Retirement Plan.

c.
Severance Payment. Subject to Employee signing and not revoking this Agreement, including the General Release set forth in Section 9 of this Agreement, and Employee remaining in compliance with the terms of this Agreement, the Employment Agreement, and any other written agreements between Regis and Employee, you shall be entitled to receive the following amount as severance pay subject to such amounts being reduced as provided for in the Employment Agreement (except to the extent such reduction is modified by this Agreement):

1)
The amount of One Million, Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00) which is the equivalent of two times your base salary as of the date of your termination (the “Severance Payment”), paid in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Departure Date and continuing for twenty-four (24) consecutive months, provided, however, that any Severance Payment installments payable under this paragraph 2.c.1) that would otherwise be paid prior to the first day of the seventh (7th) month will be paid on the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Departure Date and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay. Each of the foregoing payments shall be subject to statutory payroll deductions and other legally required withholdings; no deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan or for any insurance coverage, including, but not necessarily limited to health and dental insurance coverage. Regis shall issue an IRS Form W-2 for the full amount of these payments.

Pursuant to the action of the Compensation Committee on January 23, 2017, and notwithstanding the provision of your Employment Agreement to the contrary, we will not offset cash severance with the earnings from other employment or consulting work, so long as the other employment or consulting work does not violate Section 9(a) of your Employment Agreement or Sections 6.a) and b) of this Agreement.

2)
An amount equal to the Bonus (as defined in the Employment Agreement) that you would have earned for the Fiscal Year ending June 30, 2017 had you remained employed by Regis through the payment date of such Bonus, and to the extent bonuses for Fiscal Year 2017 are earned pursuant to the terms of the Annual Incentive Plan. This amount shall be payable at the same time as bonuses, if any, are paid to other current officers of the corporation. Payment shall be subject to all statutory deductions and other legally required withholdings. No deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan. Regis shall issue an IRS Form W-2 for the full amount of this payment.

d.
Benefits Continuation. Subject to Employee signing and not revoking this Agreement, including the General Release set forth in Section 9 of this Agreement, and Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, and in exchange for the General Release set forth below, Regis agrees to pay to you:

1)
The Employer portion of your COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for up to eighteen (18) months, provided Employee timely elects COBRA coverage. Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plan, or (C) ceases to be eligible to receive the Severance Payment set forth in section 2.c. above. Regis shall issue an IRS Form W-2 for the full amount of this payment. This amount shall be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies following the expiration of the rescission periods referred to in Sections 10, 11 and 12 and commencing on the first payroll date that is more than sixty (60) days after the Departure Date. All payments shall be subject to payroll deductions and other legally required withholdings. No deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan.

e.
Restricted Stock Units and Stock Appreciation Rights. Subject to Employee signing and not revoking this Agreement and Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, and in exchange for the General Release set forth in Section 9 below, all unvested portions of Employee’s Restricted Stock Units and Stock Appreciation Rights, a complete and accurate summary of which is attached hereto as Exhibit A, will be accelerated in accordance with the policy for involuntary terminations without Cause (as defined in the Employment Agreement) adopted by the Compensation Committee in January 2017, with such acceleration to be effective as of the expiration of all applicable rescission periods under this Agreement, and your AST stock account shall be updated to reflect this change no later than ten (10) business days after all applicable rescission periods have expired under this Agreement. Such benefit shall be subject to all statutory deductions and other legally required withholdings. Regis shall issue an IRS Form W-2 for the full value of the acceleration of Employee’s Restricted Stock units and, to the extent Employee exercises Employee’s Stock Appreciation Rights, the income realized upon the exercise of such Stock Appreciation Rights.

f.
PSU Payment. Subject to Employee signing and not revoking this Agreement, including the General Release set forth in Section 9 of this Agreement, and Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, and in exchange for the General Release set forth below, Regis shall compensate you in cash for the value of the Fiscal 2014 and Fiscal 2015 performance-based restricted stock units (“PSUs”) which you have earned but are not yet vested by their terms, a complete and accurate summary of which is attached hereto as Exhibit B. You will receive this as an additional cash payment based on the closing stock price on April 14, 2017, less all applicable taxes and withholdings, and this payment right shall vest as of the expiration of all applicable rescission periods under this Agreement and payment shall be made to you no later than ten (10) business days after all applicable rescission periods have expired under this Agreement. No deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan. Regis shall issue an IRS Form W-2 for the full amount of this payment.

3.
Confidentiality and Non-Disparagement. Except for information publicly disclosed by the Company, to the fullest extent permitted by law, you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your attorney, spouse, or significant other, or except as required for accounting, tax, or other legally-mandated or legally-permitted purposes, provided that, unless there is a legal reason for the disclosure, any such person to whom disclosure is made shall, prior to disclosure, specifically agree to keep this Agreement confidential. To the fullest extent permitted by law, you also agree not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) concerning Regis or its predecessors, successors, and/or assigns, as well as past and present officers, directors, agents, and/or employees. To the fullest extent permitted by law, the Company agrees to direct its current officers and board members not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) about you. Nothing in this paragraph shall prevent Regis or you from providing truthful testimony and/or information in response to a lawful subpoena, court order or governmental inquiry.

4.
Non-Disclosure of Confidential or Proprietary Information. Employee shall not disclose to any third party any confidential or proprietary information of the Company and/or its clients regardless of how acquired or learned. By way of example and not limitation, such information includes client information, compensation structures and data, rate structures, management organization or other organization charts, sales or marketing plans, research and development plans, and other business and/or activities and plans. This paragraph shall not restrict Employee’s obligation to disclose such information pursuant to legal requirements, provided that, to the extent legally permissible to do so, Employee first gives the Company prompt notice of such legal process in order that it shall have the opportunity to object to the disclosure of such information. This paragraph does not limit Employee’s obligations under Section 8 of the Employment Agreement, which is incorporated herein by reference. Furthermore, the restrictions contained in this Section 4 shall not apply to information which is publicly known.

5.
Return of Corporate Property. By signing below, you represent and warrant that all Regis property has been returned to Regis, and that you have not retained any copies, electronic or otherwise, of any Regis property. Notwithstanding this paragraph of this Agreement, you may keep your phone, laptop, iPad, and documents pertaining to your compensation and/or benefits.

6.	Non-Competition and Non-Solicitation.

a.
Non-competition. For a period of twenty-four (24) months immediately following Employee’s termination of employment hereunder (the “Non-Competition Period”), Employee shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.

b.
Non-solicitation. During the Non-Competition Period, Employee shall not (i) hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate Employee’s relationship with the Corporation; or (ii) solicit, induce, or influence any proprietor, franchisee, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Corporation or its affiliates at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any of its subsidiaries.

c.
Employee agrees that, if he violates these non-competition and/or non-solicitation covenants, and such violation continues after the Employee is notified in writing by the Company that he is in violation of the restrictive covenant, then Regis shall have no further obligation to pay any portion of any payments and benefits provided pursuant to Section 2.c), d), e) and f) of this Agreement and that Employee must (i) repay to Regis any previously paid installments of the Severance Payment detailed in Section 2.b, (ii) repay to Regis the value of any Restricted Stock Units or Stock Appreciation Rights accelerated as detailed in Section 2.e and (iii) repay to Regis the cash payment detailed in Section 2.f). With respect to Restricted Stock Units accelerated as described in Section 2.e, the repayment shall be in the form of the number of shares received in connection with such acceleration, or, if such shares have been sold prior to the date of recovery, a cash amount equal to the sale proceeds received by Employee with respect to such shares. With respect to Stock Appreciation Rights accelerated as described in Section 2.e, the repayment shall be in the form of the cancellation of such Stock Appreciation Rights, or, if such Stock Appreciation Rights have been exercised, the number of shares received upon exercise of such Stock Appreciation Rights, or, if the shares subject to such Stock Appreciation Rights have been sold, a cash amount equal to the sale proceeds received by Employee with respect to such shares. The Company reserves the right to enforce Sections 3, 4, and 6 hereof to the fullest extent permitted by law. Section 10 of the Employment Agreement is incorporated herein by reference and references to Sections 8 and 9 therein shall be deemed to include Sections 3, 4, and 6 in this Agreement.

7.
Litigation and Other Legal Matters. Employee agrees to be reasonably available upon reasonable notice from Regis, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, including in connection with any pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, internal or external to Regis or any of the other Released Parties, with respect to matters of which Employee has knowledge. Regis will cooperate with Employee’s reasonable scheduling needs; will reimburse Employee for his reasonable expenses incurred in connection with Employee’s obligations under this paragraph; and will negotiate in good faith and agree upon an appropriate per diem or hourly rate for any cooperation and/or assistance provided by Employee after the Departure Date.

8.
Taxes. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Corporation determines are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any employer taxes required to be paid by the Corporation under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Corporation under this

Agreement or otherwise in connection with Employee’s employment with the Corporation or the termination of that employment. The Corporation does not guarantee any particular tax consequence or result with respect to any payment made by the Corporation. In no event should this paragraph - or any other provision of this Agreement be construed to require the Corporation to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement, and the Corporation has no responsibility for tax or legal consequences to Employee resulting from the terms or operation of this Agreement.

9.
General Release. In exchange for the benefits promised you in this Agreement, you agree to irrevocably and unconditionally release and discharge Regis, its predecessors, successors, and assigns, as well as past and present officers, directors, employees, and agents (collectively, the “Released Parties”), from any and all claims, liabilities, or promises, whether known or unknown, arising out of or relating to your employment and termination of employment with Regis through the date you sign this Agreement, other than any claims, liabilities or promises arising under this Agreement. You waive these claims on behalf of yourself and your heirs, assigns, and anyone making a claim through you. The claims waived and discharged include, but are not limited to:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United Sates Code;

•	Civil Rights Act of 1991;

•	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);

•	The Age Discrimination in Employment Act of 1967 (the “ADEA”);

•	The Rehabilitation Act of 1973;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Americans with Disabilities Amendments Act of 2008;

•	The Fair Credit Reporting Act;

•	The Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•	The Occupational Safety and Health Act;

•	The Family and Medical Leave Act of 1993;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq.;

•	The Minnesota wage-hour and wage-payment laws;

•	The Minnesota’s Whistleblower Act, Minn. Stat. § 181.932;

•	Minn. Stat. § 176.82;

•	The non-discrimination and anti-retaliation provisions of the Minnesota State Workers’ Compensation and/or Disability Benefits Laws;

•
Any other federal, state or local civil or human rights law or any other local, state or federal law, rule, regulation, code, guideline or ordinance, including but not limited to those relating to bias, whistleblower, discrimination, retaliation, compensation, employment, labor or taxes;

•	Any public policy, contract (oral or written, express or implied), tort, or common law;

•	Any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of Regis; or

•	Any statute, common law, agreement or other basis for recovering any costs, fees, taxes, or other expenses, including attorneys’ fees and/or costs.

This release does not include claims that cannot, by law, be waived, such as unemployment compensation. Further, you are not waiving any claim relating to directors’ and officers’ liability insurance coverage or relating to indemnification or reimbursement under the Company’s Articles of Incorporation or Bylaws, or applicable law

10.
Compliance with the ADEA and Notice of Right to Consider and Rescind Agreement. You understand that this Agreement has to meet certain requirements to validly release any claims you might have under the ADEA (including under the Older Workers’ Benefit Protection Act), and you represent that all such requirements have been satisfied, including that:

a.	This Agreement is written in a manner that is understandable to you;

b.	You are specifically waiving ADEA rights;

c.	You are not waiving ADEA rights arising after the date of your signing this Agreement;

d.	You are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive;

e.	Regis is hereby, in writing, encouraging you to consult with an attorney before signing this Agreement; and

f.	You received 21 days to consider this Agreement and at least 7 days to rescind it (you are actually receiving 15 days to rescind).

11.
Notice of Right to Consider and Rescind Agreement. Regis hereby advises Employee to consult with an attorney of his choice before signing this Agreement releasing any rights or claims that he believes he may have under the ADEA. Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the ADEA. To be effective, any rescission within the relevant time period must be in writing and delivered to Regis, in care of Ms. Katherine M. Merrill, 7201 Metro Boulevard, Minneapolis, MN 55439, by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Regis; and (3) sent by certified mail, return receipt requested.

12.
Compliance with the Minnesota Human Rights Act and Notice of Right to Consider and Rescind Agreement. Regis hereby advises Employee to consult with an attorney of his choice before signing this Agreement releasing any rights or claims that Employee believes she may have under the Minnesota Human Rights Act (MHRA). Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the MHRA. To be effective, any rescission within the relevant time period must be in writing and delivered to Employer, in care of Ms. Katherine M. Merrill, 7201 Metro Boulevard, Minneapolis, MN 55439 by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be (1) postmarked within the fifteen (15) day period; (2) properly addressed to Employer; and (3) sent by certified mail, return receipt requested.

13.	Binding Nature of Agreement. This Agreement is binding on the parties and their heirs, administrators, representatives, executors, successors, and assigns.

14.
No Assignment. Employee warrants that he has not assigned, transferred nor purported to assign or transfer any claim against Regis or the Released Parties, and that he will not assign or transfer nor purport to assign or transfer hereafter any claim against Regis or the Released Parties.

15.
No Unlawful Restriction. You understand that nothing in this Agreement is intended to or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this Agreement; (b) constitute an unlawful release of any of your rights; or (c) prevent or interfere with your ability and/or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge with or participate in any investigation or proceeding conducted by the Equal Employment Opportunity

Commission, the Securities and Exchange Commission, or any other federal, state, and/or local governmental entity; and/or (3) respond as otherwise provided by law.

16.
Recovery of Monetary Awards. You understand and agree that, with the exception of money provided to you by a governmental agency as an award for providing information, you are not entitled to receive any money or other relief in connection with the claims you are releasing in this Agreement, regardless of who initiated or filed the charge or other proceeding.

17.
Severability. The provisions of this Agreement are severable. If any provision (excluding the General Release above) is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

18.
Entire Agreement. Except to the extent that you have an arbitration agreement with Regis, this Agreement and the Employment Agreement set out the entire agreement between you and Regis and supersede any and all prior oral or written agreements or understandings between you and Regis concerning your termination of employment. Any arbitration agreement that you have with Regis will continue in full force and effect.

19.	Employee Representations. You represent that you:

a.	have the right and we have encouraged you to review all aspects of this Agreement with an attorney of your choice;

b.	have had the opportunity to consult with an attorney of your choice and have either done so or freely chosen not to do so;

c.	have carefully read and fully understand all the provisions of this Agreement; and

d.	are freely, knowingly, and voluntarily entering into this Separation and Non-Disparagement Agreement and General Release.

20.	Effective Date of Agreement. This Agreement will become effective on the sixteenth day after you sign it, provided that you have not rescinded this Agreement.

21.
No Admission of Liability. You understand and agree that this Agreement is not an admission of wrongdoing or liability, including, but not limited to, any violation of any federal, state, and/or local law, statute, ordinance, contract, and/or principle of common law by Regis and/or any individuals and/or entities associated with Regis.

22.
Attorneys’ Fees. You agree that you are responsible for your own attorneys’ fees and costs, if any, incurred in any respect, including but not limited to in connection: with your employment with Regis; with the termination of your employment with Regis; and with negotiating and executing this Agreement.

23.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and the laws of the United States, where applicable.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Non-Disparagement Agreement and General Release as of the day and year first above written.

Dated: April 17, 2017	/s/ Daniel Hanrahan
Employee (print name): Daniel Hanrahan

REGIS CORPORATION:

Dated: April 17, 2017	By:	/s/ Eric Bakken
Eric Bakken, EVP, General Counsel and Secretary